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Exhibit 10.39

Qwest Services Corp.
1801 California Street, Suite 5200
Denver, Colorado 80202-2651
Phone 303 9922-5943
Jill.sanford@qwest.com

Jill Sanford
Chief Human Resources Officer

August 19, 2004

Ms. Paula Kruger
1801 California St., #5200
Denver, CO 80202

  Re:
  Relocation expenses

Dear Paula:

        Your offer letter, dated August 20, 2003, provided that the Company would relocate you and your family under the Tier 1 relocation policy for executives. Because you have not yet purchased a home in Denver, the Company paid temporary living expenses for you totaling approximately $75,000 between August 20, 2003 and July 2, 2004. We agreed that it is in the best interests of both you and the Company to end the existing arrangement and therefore we agreed:

  1.
  The Company will pay you a lump sum of $25,000 (which will be grossed up as set forth in the Tier 1 relocation policy) in complete satisfaction of any remaining obligations under the Tier 1 relocation policy except that if you do purchase a home in Denver while you are employed by Qwest, the Company will pay the reasonable and customary closing costs associated with the purchase of your new home. The types of closing costs that will be reimbursed are set forth at pages 24-25 of the Tier 1 relocation policy.

  2.
  The Company will cease paying any temporary living or commuting expenses as of July 1, 2004.

        If you agree to this modification to your offer letter, please indicate by signing below.

                      Yours very truly,

                      /s/ Jill Sanford

                      Jill Sanford

Agreed this 19th day of August, 2004:

/s/ PAULA KRUGER Paula Kruger

cc.        Jana Venus

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  Exhibit 10.39